EXHIBIT 10.5
PROMISSORY NOTE

US$150,000,000.00	October 7, 2010
     CONCHO RESOURCES INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of PITCH ENERGY CORPORATION, a New Mexico corporation, its successors and permitted assigns (the “Holder”), the principal sum of One Hundred and Fifty Million Dollars ($150,000,000.00) or such lesser amount as shall equal the aggregate unpaid principal balance of this Note, in lawful money of the United States of America and in immediately available funds, on the date set forth herein, and to pay interest on the unpaid principal balance of this Note as specified in Section 2.3 hereof and as otherwise provided herein, in like money and funds, for the period commencing on the date hereof until this Note shall be paid in full.
     The outstanding principal balance of this Promissory Note (this “Note”) at any time shall be the original amount of this Note, less the amount of payments or prepayments of principal made on this Note by or for the account of the Company, and less the amount of any offset as provided in Section 4.4 (collectively, the “Adjusted Principal Balance”).
1. The Purchase Agreement. This Note evidences the seller-financed portion of the purchase price paid by the Company pursuant to that certain Asset Purchase Agreement, dated July 19, 2010 (the “Purchase Agreement”), by and among the Holder, the Company and each of the other Sellers (as defined therein) party thereto.
2. Terms of this Note.
          2.1 Interest. Interest shall accrue (computed on the basis of a 360-day year consisting of twelve 30-day months) on the then outstanding Adjusted Principal Balance at a rate of eight percent (8%) per annum (or the rate specified in Section 3.2(c), if applicable). Interest on this Note shall be due and payable (i) semi-annually in arrears on January 15th and July 15th of each year commencing on January 15, 2011, or if such day is not a Business Day (as defined below), the first Business Day following such date, and (ii) on the Maturity Date (as defined below).
          2.2 Principal. The Adjusted Principal Balance of this Note will be due and payable in its entirety on October 7, 2018 (the “Maturity Date”).
          2.3 Payments. All payments on or in respect of this Note, including principal and interest, will be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds to the Holder’s account as directed in writing by the Holder to the Company prior to the Closing (as defined in the Purchase Agreement) and time to time thereafter, or, at the option of the Holder, in such manner and at such other place in the United States as the Holder shall have designated to the Company in writing pursuant to the provisions of this Note. Any payment hereunder that is due on a day that is not a Business Day shall be due and payable on the first Business Day following such date. As used herein, “Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in Midland, Texas are authorized or obligated by law or executive order to close.
          2.4 Prepayment; Application. This Note may be redeemed or prepaid in whole or in part by the Company at any time prior to the Maturity Date without premium or penalty. All payments hereon shall be applied first, to accrued and unpaid interest on the principal so redeemed or prepaid; second, to principal outstanding under this Note; and third, to the extent of any excess, to the Company.
          2.5 Binding. This Note will be binding upon the Company and its successors and permitted assigns and will inure to the benefit of the Holder and its successors, heirs, personal representatives and permitted assigns. The Holder further agrees not to sell, assign, transfer or endorse this Note or any right to receive any payment hereunder to anyone except subject to the terms and conditions of this Note.
          2.6 Withholding Taxes. All payments on or in respect of this Note shall be made free and clear of and without deduction for or on account of any taxes, except as otherwise required by law. The Holder hereby represents and warrants that it is not subject to, or is entitled to an exemption from, withholding tax under applicable law and agrees to provide the Company with a fully completed form W-9 and/or such other documentation prescribed by applicable law to evidence that the Holder is not subject to, or is exempt from, withholding from time to time as requested by the Company.

3. Events of Default and Remedies.
     3.1 Events of Default. An “Event of Default” will exist if any of the following occurs and is continuing:
     (a) the Company fails to make any payment of principal or interest on this Note ten (10) days after such principal becomes due and payable or thirty (30) days after such interest or other obligation becomes due and payable, in each case whether by acceleration or otherwise;
     (b) the voluntary commencement of any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or any other proceeding, whether voluntary or involuntary, by or against the Company, under any bankruptcy or insolvency law or other similar laws, including, without limitation, any federal or state law relating to the relief of debtors of any jurisdiction, or involving any custodian, liquidator or trustee whether now or hereafter in effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind (collectively, an “Insolvency Proceeding”); or
     (c) the involuntary commencement of any Insolvency Proceeding if such proceeding is not stayed within 90 days of the commencement thereof.
     3.2 Remedies.
     (a) If an Event of Default specified in Section 3.1(a) has occurred and is continuing, the Holder will have the right to accelerate payment of the entire principal of, and all interest accrued on, this Note, and, upon such acceleration, this Note will thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Company will forthwith pay to the Holder the entire outstanding principal of, and interest accrued on, this Note. With respect to an Event of Default under Sections 3.1(b) or (c), acceleration will be automatic.
     (b) In case any one or more of the Events of Default specified in Section 3.1 has occurred and is continuing, the Holder may further proceed to protect and enforce its rights with respect to this Note either by suit, in equity and/or by action at law, or by other appropriate proceedings, or may proceed to enforce payment of this Note or to enforce any other legal or equitable right of the Holder.
     (c) In case any one or more of the Events of Default specified in Section 3.1 has occurred and is continuing, the Holder also may, upon demand, in addition to the Holder’s other rights and remedies under this Note, assess the Company an interest rate equal to nine percent (9%) per annum on the then outstanding Adjusted Principal Balance, such rate of interest to accrue from the date of such demand until the earlier of (A) such time as such Event of Default is no longer continuing, at which time the interest rate shall be determined in accordance with Section 2.1, or (B) such time as such outstanding Adjusted Principal Balance has been paid in full.
     (d) No course of dealing on the part of the Holder or any delay or failure on the part of the Holder to exercise any right will operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers and remedies.
4. Miscellaneous.
     4.1 Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Company and the Holder.
     4.2 Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 4.1.
     4.3 Waiver of Implied Liens. The Holder specifically waives and releases any implied vendor’s lien, implied purchase money lien or any other lien or security interest of any kind or character against the Assets (as defined in the Purchase Agreement), whether statutory, at law, in equity or otherwise, which might arise or exist in connection with the consummation of the transactions contemplated by the Purchase Agreement to secure this Note or any other indebtedness or obligations of Company to the Holder.

     4.4 Entire Agreement; Offset.
     (a) This Note and the other transaction documents contemplated by the terms of the Purchase Agreement (the “Transaction Documents”) are an integral part of the transaction as contemplated by the Purchase Agreement, and this Note, the Purchase Agreement and the other Transaction Documents are intended by the Company and the Holder to be treated for all purposes as an integrated and single agreement, notwithstanding the fact that each of this Note, the Purchase Agreement and the other Transaction Documents is a separate document. This Note, together with the Purchase Agreement and the other Transaction Documents, together with all exhibits and schedules to each document, constitute the entire final agreement and understanding between the parties pertaining to the subject matter of each document and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.
     (b) The Company is entitled to reduce the outstanding principal amount of, and accrued interest due on, this Note under certain circumstances pursuant to Section 12.07 of the Purchase Agreement. The Company is hereby authorized to offset and apply any amount to which the Company is entitled under the terms of the Purchase Agreement (which, among other things, provides for offset by the Company against damages resulting from breaches by the Holder and its affiliates of the provisions of the Purchase Agreement) against amounts owing under this Note, regardless of whether then due; provided that, if any dispute exists with respect to any such amount, then until the resolution of such dispute, the portion of the principal amount of this Note equal to the amount claimed by the Company shall not be paid (and no default or Event of Default shall be deemed to have occurred hereunder) and interest shall accrue thereon to the extent not paid when otherwise due (except that interest which accrued pursuant to the immediately preceding provision on any amount that the Company is ultimately determined to have the right to offset shall not be payable by the Company); provided further that, to the extent some or all of such amount is finally determined to be owing to the Company, then the Company is hereby authorized to offset and apply any such amount against amounts owing under this Note in accordance with the provisions of the Purchase Agreement and this Section 4.4(b). The right of offset provided for in this paragraph is in addition to, and not in limitation of, any other right or remedy available to the Company under the Purchase Agreement, this Note, the other Transaction Documents or any other agreement, under applicable law, in equity, or otherwise.
     4.5 Notices. Any notice, communication, request, instruction or other document required or permitted under this Note shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or overnight courier to the addresses for the parties set forth below or by facsimile to the facsimile numbers for the parties set forth below. Any such notice shall be deemed to have been delivered (a) as of the date of delivery if it is delivered in person or by overnight courier, (b) on the date receipt is acknowledged if delivered by U.S. Mail postage prepaid, return receipt requested or (c) on the date sent by facsimile with confirmation of transmission by the transmitting equipment if sent by facsimile.

Addressed to:		With copy (which shall not constitute notice) to:

Holder:	c/o Johnny C. Gray	James E. Haas
	P.O. Box 810	Losee, Carson & Haas, P.A.
	Artesia, New Mexico 88210	P.O. Box 1720
	Attention: Johnny C. Gray	Attention: Artesia, New Mexico 88210
	Fax No.: (575) 746-2523	Fax No.: (575) 746-6316

Buyer:	Concho Resources Inc.
550 West Texas Avenue
Suite 100
Midland, Texas 79701
Attention: General Counsel
Fax No.: (432) 687-8012
     Either party hereto may, by written notice so delivered to the other party hereto, change its address for notice purposes under this Note.
     4.6 Assignment. This Note will be binding upon and inure to the benefit of the Company and its successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of the Holder. This Note will be binding upon and inure to the benefit of the Holder and its successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Holder without the prior written consent of the Company. Any attempted sale, transfer, assignment or pledge in violation of the preceding sentences shall be voided and of no force or effect. This Note is not intended to confer any rights or remedies upon any person except the Company and the Holder.
     4.7 Governing Law. THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE LAWS OF THE STATE OF TEXAS.
     4.8 Headings; Internal References. The article and section headings contained in this Note are solely for reference, and will not affect in any way the meaning or interpretation of this Note. Any references in this Note to an article, section, paragraph or clause will be deemed to be a reference to the article, section, paragraph or clause contained in this Note unless expressly stated otherwise. As used in this Note, “including” means “including without limitation.”
     4.9 Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.
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COMPANY

CONCHO RESOURCES INC.

By: Name: Title:	/s/ Timothy A. Leach Timothy A. Leach Chief Executive Officer
Agreed to and Accepted
this 7th day of October, 2010.
HOLDER
PITCH ENERGY CORPORATION

By: Name:	/s/ Johnny C. Gray Johnny C. Gray
Title:	President